UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 30, 2018

McDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

757 N. Eldridge Parkway Houston, Texas		77079
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On October 30, 2018, McDermott International, Inc. (“McDermott,” “we” or “us”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investment funds managed by the Merchant Banking Division of The Goldman Sachs Group Inc. (collectively, the “Purchasers”) to issue and sell in a private placement (the “Private Placement”) (1) 300,000 shares of 12% Redeemable Preferred Stock, par value $1.00 per share (the “Redeemable Preferred Stock”), and (2) a number of Series A warrants of the Company (the “Warrants”) equal to the product of 3.75% times the total number of shares of our common stock, par value $1.00 per share (“Common Stock”), outstanding as of the Closing Date (as defined below), with an initial exercise price per share of $0.01, subject to certain adjustments, for a total purchase price of $289.5 million. We intend to use the net proceeds from the Private Placement for general corporate purposes, including the funding of working capital requirements. The closing of the Private Placement (the “Closing” and the date of the Closing, the “Closing Date”) is expected to occur on or about November 29, 2018, subject to certain closing conditions, including the entry into and the availability of the Letter of Credit Agreement (as defined below).

The Purchase Agreement contains customary representations, warranties and covenants of McDermott and the Purchasers, and the parties have agreed to indemnify each other and their affiliates against certain losses resulting from breaches of their respective representations, warranties and covenants. The Purchasers have also agreed to refrain from taking certain corporate actions regarding McDermott.

Certificate of Designation

In connection with the Closing, we will establish the rights and preferences of the shares of the Redeemable Preferred Stock pursuant to a Certificate of Designation (the “Certificate of Designation”), which will be in addition to any rights and preferences of our preferred stock provided for in our amended and restated articles of incorporation, as amended. The Redeemable Preferred Stock will rank senior to the Common Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

Dividends and Maturity

The Redeemable Preferred Stock will initially have an Accreted Value (as defined in the Certificate of Designation) of $1,000 per share. The holders of record of the Redeemable Preferred Stock (the “Holders”) will be entitled to receive cumulative compounding preferred cash dividends quarterly in arrears at a fixed rate of 12.0% per annum compounded quarterly (of which 3.0% accrues each quarter) on the Accreted Value per share (the “Dividend Rate”). The cash dividends are payable only when, as and if declared by our Board of Directors out of funds legally available therefor. If a cash dividend is not declared and paid in respect of any dividend payment period ending on or prior to December 31, 2021, then the Accreted Value of each outstanding share of Redeemable Preferred Stock will automatically be increased by the amount of the dividend otherwise payable for such dividend payment period, except that the applicable dividend rate for this purpose is 13.0% per annum. Such automatic increase in the Accreted Value of each outstanding share of Redeemable Preferred Stock is in full satisfaction of the preferred dividend that would have otherwise accrued for such dividend payment period. If we fail to pay in full any cash dividends when due and payable for any quarter after December 31, 2021, then the Holders will be entitled to additional rights, as described below.

The Redeemable Preferred Stock has no stated maturity and will remain outstanding indefinitely unless repurchased or redeemed by us.

Liquidation Right

The Redeemable Preferred Stock will have a liquidation preference equal to the then applicable Minimum Return (the “Liquidation Preference”) plus accrued and unpaid dividends. The Liquidation Preference will initially be equal to $1,200. The “Minimum Return” is equal to a multiple of MOIC (as defined in the Certificate of Designation) as follows, exclusive of cash dividends previously paid:

•	prior to January 1, 2020, a MOIC multiple of 1.2;

•	on or after January 1, 2020 but prior to January 1, 2022, a MOIC multiple of 1.25;

•	on or after January 1, 2022 but prior to January 1, 2023, a MOIC multiple of 1.20;

•	on or after January 1, 2023 but prior to January 1, 2025, a MOIC multiple of 1.15; and

•	on or after January 1, 2025, a MOIC multiple of 1.20.

Optional Redemption

We may redeem the Redeemable Preferred Stock at any time for an amount per share of Redeemable Preferred Stock equal to the Liquidation Preference of each such share plus all accrued dividends on such share (such amount per share, the “Redemption Consideration”).

Holder Redemption Right

At any time after the seventh anniversary of the Closing Date, each Holder may elect to have us fully redeem such Holder’s then outstanding Redeemable Preferred Stock in cash, to the extent we have funds legally available therefor, at a redemption price per share equal to the Redemption Consideration for each share.

Change of Control

Upon a change of control (as defined in the Certificate of Designation), if we have not previously redeemed the Redeemable Preferred Stock as described under “—Optional Redemption” and the Holders of a majority of the then-outstanding Redeemable Preferred Stock do not agree with us to an alternative treatment, then in connection with such change of control, each Holder may elect either: (1) to cause us to redeem all, but not less than all, of its outstanding Redeemable Preferred Stock at a redemption price per share equal to the Redemption Consideration, which will be payable in full in cash or, if any of the 10.625% senior notes due 2024 issued by certain of our subsidiaries (and guaranteed by us) are then outstanding, payable partially in cash in an amount equal to 101% of the Share Purchase Price (as defined in the Certificate of Designation) (or such lower amount as may be required under the indenture governing such senior notes) and the remainder in Common Stock based on a per share price equal to 96% of the volume-weighted average price of our Common Stock on the New York Stock Exchange during the 10 trading days prior to the announcement of such change of control; (2) to receive a substantially equivalent security to the Redeemable Preferred Stock in the surviving entity of the change of control; or (3) to continue to hold the Redeemable Preferred Stock if we are the surviving entity in the change of control. However, any such redemption in cash will be tolled until a date that will not result in the Redeemable Preferred Stock being characterized as “disqualified stock,” “disqualified equity interest” or a similar concept under our debt instruments.

Consent Rights; Board Observer

So long as there are any shares of Redeemable Preferred Stock outstanding, the consent of the Holders of a majority of the then-outstanding shares of Redeemable Preferred Stock will be necessary for us or any of our wholly owned subsidiaries to effect, subject to certain exceptions: (1) any amendment, modification, alteration or supplement to our amended and restated articles of incorporation or the Certificate of Designation in a manner that would adversely affect the rights, preferences, privileges or power of the Redeemable Preferred Stock; (2) the issuance of stock senior to or on parity with the Redeemable Preferred Stock, or convertible or exercisable into such senior or parity stock, or preferred stock that would share voting rights with the Redeemable Preferred Stock; (3) a filing for bankruptcy or certain comparable actions; (4) certain distributions on or repurchases of the Common Stock or junior stock; (5) the incurrence of indebtedness that would cause us to exceed a specified leverage ratio; (6) the entry into or amendment of certain debt agreements that would expressly prohibit or be more restrictive on dividends or redemption payments on the Redeemable Preferred Stock than those existing on the Closing Date; (7) the entry into a change of control transaction if our debt agreements would prohibit or otherwise prevent the redemption contemplated under “—Change of Control” above, unless we redeem or otherwise satisfy the Redeemable Preferred Stock in cash at the Minimum Return plus accrued and unpaid dividends prior to or concurrently with such change of control transaction; (8) certain restricted payments and payments on junior priority indebtedness; (9) certain equity issuances of subsidiaries or, if prohibited under our debt agreements, the formation of certain subsidiaries or the making of certain investments; or (10) certain transactions with affiliates.

For as long as the Purchasers own at least 51% of the outstanding shares of the Redeemable Preferred Stock, the Purchasers will be entitled to designate one board observer to attend meetings of our Board of Directors, except during the term of office of any Preferred Director (as defined below). For so long as the Purchasers own at least 25% but less than 51% of the outstanding shares of the Redeemable Preferred Stock, other than during the term of office of any Preferred Director, the Purchasers will be entitled to receive, upon request, the same materials that a board observer would have received but will not be entitled to attend meetings of our Board of Directors.

Additional Holder Rights

If we fail to pay in full any cash dividends when due and payable for any quarter after December 31, 2021, then, until such failure is cured by payment in full of all arrearages: (1) dividends on the Preferred Stock will thereafter accrue at the Dividend Rate plus an additional 0.25% per dividend payment period (1.0% per annum) upon each such failure up to an additional 1.0% per dividend payment period (4.0% per annum) in the aggregate (the “Payment Default Rate”); and (2) the amount of such accrued but unpaid cash dividends will constitute arrearages that accrue and accumulate (and compound quarterly) at the Dividend Rate plus the Payment Default Rate until paid.

Furthermore, if we fail to pay in cash the quarterly dividend in respect of any two consecutive quarters after December 31, 2021 or if at any time we fail to redeem the Redeemable Preferred Stock in cash as required by the Certificate of Designation in connection with a Holder’s exercise of its redemption right or in connection with a change of control, then a majority of the Holders of the then-outstanding shares of Redeemable Preferred Stock, voting as a separate class, will be entitled to elect one director (the “Preferred Director”) to our Board of Directors to serve until such time as all such dividends in arrears or redemption payments, as applicable, have been paid in full in cash.

Preferred Stock Rights and Preferences under the Articles of Incorporation

Our amended and restated articles of incorporation, as amended, provide for certain rights and preferences of any outstanding class of our preferred stock, including:

•

restrictions on: (1) if we have failed to pay dividends on any preferred stock, redemptions or repurchases of less than all of the then-outstanding preferred stock until such failure is cured; (2) certain distributions on or repurchases of the Common Stock or junior stock; (3) any amendment, alteration or repeal of the preferred stock provisions of the articles of incorporation or the authorizing resolutions of the preferred stock in a manner that adversely effects the preferences, rights or powers of the preferred stock; and (4) the creation of stock senior to preferred stock; and

•

if dividends payable on any series of preferred stock (including the Redeemable Preferred Stock) remain unpaid in an aggregate amount equivalent to six full quarterly dividends, then the holders of preferred stock, voting as a separate class, would be entitled to elect two directors. The Certificate of Designation will state that the Preferred Director will constitute one of those two directors.

Warrant Agreement

In connection with the Closing, we, Computershare Inc. and Computershare Trust Company, N.A. will enter into a Warrant Agreement to, among other things, authorize and establish the terms of the Warrants. The Warrants will be exercisable at any time after the earlier of (i) any Change of Control (as defined in the Certificate of Designation) or the commencement of proceedings for the voluntary or involuntary dissolution, liquidation or winding up of the Company and (ii) the first anniversary of the Closing Date, and from time to time, in whole or in part, until the tenth anniversary of the Closing Date. The Warrants are subject to customary anti-dilution adjustments.

Registration Rights Agreement

In connection with the Closing, we will enter into a Registration Rights Agreement with the Purchasers at the Closing, pursuant to which we will agree to provide certain registration and other rights for the benefit of the Purchasers.

The foregoing description of the Purchase Agreement, the Certificate of Designation, the Redeemable Preferred Stock, the Warrant Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein, and the Certificate of Designation, the Form of Registration Rights Agreement and the Form of Warrant Agreement, which are attached as exhibits to the Purchase Agreement and incorporated by reference herein.

Any securities described in this report that have been offered or are to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

New Letter of Credit Agreement

Also on October 30, 2018, we, as guarantor, entered into a Letter of Credit Agreement (the “Letter of Credit Agreement”) with McDermott Technology (Americas), Inc., McDermott Technology (US), Inc. and McDermott Technology, B.V., each a wholly owned subsidiary of ours, as co-applicants, McDermott, as a guarantor, a syndicate of participants and letter of credit issuers, and Barclays Bank PLC, as administrative agent.

The Letter of Credit Agreement provides for a facility for extensions of credit in the form of performance letters of credit in the aggregate face amount of up to $230 million (the “LC Facility”). Before any letters of credit can be issued under the LC Facility, we must have received the proceeds from the Private Placement and we must satisfy other closing conditions that we believe are customary.

The LC Facility is scheduled to mature three years after the initial utilization date. The obligations under the Letter of Credit Agreement will be unconditionally guaranteed on a senior secured basis by McDermott and substantially all of its wholly owned subsidiaries, other than the co-applicants (which are directly obligated thereunder) and several captive insurance subsidiaries and certain other designated or immaterial subsidiaries. The liens securing the LC Facility will rank equal in priority with the liens securing obligations under the Credit Agreement. The Letter of Credit Agreement includes financial and other covenants and provisions relating to events of default that are substantially the same as those in our existing Credit Agreement.

The co-applicants are charged a commitment fee of 0.50% per year on the daily amount of the unused portions of the commitments under the LC Facility. Additionally, with respect to all letters of credit outstanding under the Letter of Credit Agreement, the co-applicants are charged a fronting fee of 0.25% per year and, with respect to all letters of credit outstanding under the LC Facility, the co-applicants are charged a participation fee of between 1.875% to 2.125% per year depending on our leverage ratio. The co-applicants are also required to pay customary issuance fees and other fees and expenses in connection with the issuance of letters of credit under the Letter of Credit Agreement. On the initial utilization date, we will pay upfront fees and other fees to the participants, arrangers and the agent for the Letter of Credit Agreement.

The foregoing description of the Letter of Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter of Credit Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the Private Placement set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02. The Private Placement of the Redeemable Preferred Stock and Warrants pursuant to the Purchase Agreement will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof. To the extent that any shares of the Common Stock are issued upon exercise of the warrants by a Warrant holder, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof. The maximum number of shares of Common Stock that may be issued under the Warrants will be determined as described in Item 1.01.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 30, 2018, a duly authorized committee of our Board of Directors adopted and approved the Certificate of Designation. The description of the Certificate of Designation set forth in Item 1.01 is incorporated by reference into this Item 5.03. Such description is qualified in its entirety by reference to the full text of the Certificate of Designation, which is filed as an exhibit to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of 12% Redeemable Preferred Stock.

4.1	Letter of Credit Agreement, dated as of October 30, 2018, by and among McDermott International, Inc., as a guarantor, McDermott Technology (Americas), Inc., McDermott Technology (US), Inc. and McDermott Technology, B.V., as co-applicants, a syndicate of participants and letter of credit issuers, and Barclays Bank PLC, as administrative agent.

10.1	Securities Purchase Agreement, dated as of October 30, 2018, by and between McDermott International, Inc. and the Purchasers named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Stuart A. Spence
Stuart A. Spence
Executive Vice President and Chief Financial Officer

Date: October 30, 2018